CERTIFICATE OF RETIREMENT
OF
CLASS B COMMON STOCK
OF
COMPX INTERNATIONAL INC.

CompX International Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

1. The Second Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on July 17, 2018 (the "Second Amended and Restated Certificate of Incorporation"), provides that any shares of the Corporation's Class B Common Stock, par value $.01 per share ("Class B Common Stock") that are converted into shares of the Corporation's Class A Common Stock, par value $.01 per share ("Class A Common Stock") shall be retired and may not be reissued or resold by the Corporation.

2. All of the authorized 10,000,000 shares of the Corporation's Class B Common Stock have been converted into 10,000,000 shares of the Corporation's Class A Common Stock, pursuant to the terms of the Second Amended and Restated Certificate of Incorporation.

3. The Board of Directors of the Corporation has adopted resolutions retiring the 10,000,000 shares of Class B Common Stock that were converted into 10,000,000 shares of Class A Common Stock.

4. In accordance with the provisions of Section 243(b) of the General Corporation Law of the State of Delaware, upon the filing of this Certificate of Retirement, it shall have the effect of amending the Second Amended and Restated Certificate of Incorporation to eliminate therefrom all references to such Class B Common Stock, and following such filing the total number of shares of capital stock which the Corporation shall have authority to issue will be twenty million one thousand (20,001,000) shares, consisting of (i) twenty million (20,000,000) shares of Class A Common Stock, and (ii) one thousand (1,000) shares of Preferred Stock, par value $.01 per share.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Retirement to be signed by its duly authorized officer, this 5th day of November, 2018.

CompX International Inc.

By:	/s/Robert D. Graham
Robert D. Graham
Authorized Officer